Exhibit 99.1

Contact: Charity Frantz
October 20, 2022	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND ANNOUNCES THIRD QUARTER 2022 UNAUDITED FINANCIAL RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month and nine-month periods ended September 30, 2022.

Dividend Declared and Unaudited Financial Information

On October 20, 2022, C&N’s Board of Directors declared a regular quarterly cash dividend of $0.28 per share. The dividend is payable on November 11, 2022 to shareholders of record as of October 31, 2022.

Highlights related to C&N’s third quarter and September 30, 2022 year-to-date unaudited U.S. GAAP earnings results as compared to the second quarter 2022 and third quarter of 2021 are presented below.

Third Quarter 2022 as Compared to Second Quarter 2022

Net income was $4,455,000, or $0.29 per diluted share, for the third quarter 2022 as compared to $7,489,000, or $0.48 per diluted share, in the second quarter 2022.

●	Net interest income totaled $20,879,000 in the third quarter 2022, up $1,254,000 from the second quarter 2022. The increase in net interest income reflected the benefits of an increase of $67,370,000 in average earning assets, funded mainly by increases in average deposits of $35,592,000 (1.8% or 7.3% annualized) and borrowed funds of $27,340,000. Average loans outstanding increased $85,386,000 (5.4% or 21.5% annualized) from the second quarter, while average total interest-bearing due from banks and available-for-sale debt securities decreased $19,620,000. The net interest rate spread decreased 0.01%, as the average yield on earning assets increased 0.26% to 4.18%, while the average rate on interest-bearing liabilities increased 0.27% to 0.72%. The net interest margin was 3.69% in the third quarter 2022, up from 3.62% in the second quarter 2022.

●	The provision for loan losses was $3,794,000 in the third quarter 2022, up $3,486,000 from the second quarter 2022 provision of $308,000. The third quarter 2022 provision included net charge-offs of $2,171,000 and an increase of $1,623,000 in the collectively determined portion of the allowance. In the third quarter 2022, C&N recorded a partial charge-off of $2,160,000 on a commercial real estate secured loan with a principal balance of $6,920,000 at the time of charge-off. The charge-off resulted from the borrower’s default due to deterioration in financial performance accompanied by a significant decrease in the appraised value of property at a recently closed facility that had been one of the primary sources of collateral on the loan.

●	Noninterest income of $5,651,000 in the third quarter 2022 decreased $1,179,000 from the second quarter 2022 amount. Significant variances included the following:

➢	Other noninterest income of $622,000 decreased $834,000 from the second quarter 2022 total, including a decrease in income from tax credits of $795,000. In the second quarter, income from tax credits included credits of $720,000 on the PA Educational Improvement Tax Credit Program donations noted below.

➢	Service charges on deposit accounts of $1,105,000 decreased $217,000 from the second quarter 2022, including the impact of accrued refunds of consumer overdraft fees totaling $290,000 as the result of updated regulatory guidance on certain overdraft fees.

➢	Loan Servicing fees, net of $189,000 decreased $169,000 from the second quarter 2022. The fair value of servicing rights decreased $23,000 in the third quarter 2022 as compared to an increase of $149,000 in the second quarter 2022 mainly due to changes in assumptions related to prepayments of mortgage loans.

➢	Net gains from sales of loans of $131,000 decreased $89,000 from the second quarter 2022, reflecting a reduction in volume of residential mortgage loans sold.

➢	Brokerage and insurance revenue of $696,000 increased $130,000 from the second quarter 2022, due to commissions on higher transaction volume.

●	Noninterest expense of $17,443,000 in the third quarter 2022 increased $404,000 from the second quarter 2022 amount. Significant variances included the following:

➢	Salaries and employee benefits expense of $10,826,000 increased $561,000 from the second quarter 2022 total, including an increase in base salaries expense of $203,000 reflecting staffing increases for treasury management services (commercial depository), lending, and administrative functions, and payments made to all non-executive employees totaling $192,000 to help offset significant inflation in 2022.

➢	Net occupancy and equipment expense of $1,498,000 increased $190,000 from the second quarter 2022 total, including accelerated depreciation expense of $205,000 related to planned closures of two branches in November 2022.

➢	Other noninterest expense of $1,995,000 decreased $436,000 from the second quarter 2022 total. Within this category, significant variances included the following:

◾	Donations expense was down $839,000, as the second quarter 2022 total included donations of $800,000 relating to the PA Educational Improvement Tax Credit Program.
◾	Other operational losses were $23,000 in the third quarter 2022, compared to a net reduction in expense of $272,000 in the second quarter 2022. Trust Department tax compliance penalties that had been assessed in previous years and accrued in 2020 were abated in the second quarter 2022, resulting in a reduction in expense of $301,000.

●	The income tax provision was $858,000, or 16.1% of pre-tax income for the third quarter 2022, down from $1,618,000, or 17.8% of pre-tax income for the second quarter 2022. The decrease in income tax provision reflected the decrease in pre-tax income of $3,794,000 for the quarter.

Third Quarter 2022 as Compared to Third Quarter 2021

Third quarter 2022 net income was $4,455,000, or $0.29 per diluted share, as compared to $7,399,000, or $0.47 per diluted share, in the third quarter 2021. Significant variances were as follows:

●	Third quarter 2022 net interest income of $20,879,000 was $1,420,000 higher than the third quarter 2021 total. The net interest rate spread remained unchanged at 3.46%, as the average yield on earning assets increased 0.29% to 4.18%, and the average rate on interest-bearing liabilities increased 0.29% to 0.72%. The net interest margin was 3.69% in the third quarter 2022, up from 3.59% in the third quarter 2021. Total interest and fees from loans excluding loans originated under the U.S. Small Business Administration (SBA) Paycheck Protection Program (PPP) were $20,602,000 in the third quarter 2022, an increase of

$3,144,000 from the third quarter 2021 total of $17,458,000. Total interest and fees from SBA PPP loans were $118,000 in the third quarter 2022, a decrease of $1,521,000 from the third quarter 2021 total of $1,639,000. Interest income from available-for-sale debt securities, on a fully taxable-equivalent basis, increased $939,000 in the third quarter 2022 as compared to the third quarter 2021, as the average balance (at amortized cost) of available-for-sale debt securities increased $173.8 million. Accretion and amortization of purchase accounting adjustments had a net positive impact on net interest income of $400,000 in the third quarter 2022 as compared to a net positive impact of $563,000 in the third quarter 2021. Average outstanding loans increased $82.4 million, despite a reduction in average PPP loans of $83.0 million. Average loans, excluding PPP loans, were up $165.5 million in the third quarter 2022 over the third quarter 2021, an increase of 11.0%. Average total deposits increased $61.8 million (3.2%).

●	The provision for loan losses was $3,794,000 in the third quarter 2022, up $2,264,000 from $1,530,000 in the third quarter 2021. As noted above, the provision in the third quarter 2022 included the impact of recognizing a partial charge-off of $2,160,000 on a commercial real estate secured loan. In comparison, the third quarter 2021 provision included a net charge of $611,000 related to specific loans (net charge-offs of $1,205,000 offset by a net decrease in specific allowances on loans of $594,000), and an increase of $919,000 in the collectively determined portion of the allowance. In the third quarter 2021, C&N recorded a partial charge-off of $1,194,000 on a commercial loan with an outstanding balance of $3,496,000 at the time of the charge-off.

●	Noninterest income of $5,651,000 in the third quarter 2022 decreased $708,000 from the third quarter 2021 amount. Significant variances included the following:

➢	Net gains from sales of loans of $131,000 decreased $666,000 from the third quarter 2021, reflecting a reduction in volume of residential mortgage loans sold.

➢	Service charges on deposit accounts of $1,105,000 decreased $144,000 from the third quarter 2021. In the third quarter 2022, C&N recorded accrued refunds of consumer overdraft fees totaling $290,000 as the result of updated regulatory guidance on certain overdraft fees.

➢	Brokerage and insurance revenue of $696,000 increased $136,000 from the third quarter 2021, due to commissions on higher transaction volume.

●	Noninterest expense of $17,443,000 in the third quarter 2022 increased $2,097,000 from the third quarter 2021 amount. Significant variances included the following:

➢	Salaries and employee benefits of $10,826,000 increased $1,399,000 from the third quarter 2021 total, including an increase in base salaries expense of $992,000. In addition to the impact of merit-based salary increases, the number of employees increased, reflecting expansion of the Southcentral PA market with the opening of an office in Lancaster as well as additions to staffing for information technology (IT), human resources and other functions. In total, the number of full-time equivalent employees (FTEs) increased by 21 (5.4%) to 412 in the third quarter 2022 as compared to the third quarter 2021. Also within this category, there was an increase in health care expense of $220,000 due to higher claims on C&N’s partially self-insured plan.

➢	Net occupancy and equipment expense of $1,498,000 increased $281,000 from the third quarter 2021 total, including accelerated depreciation expense of $205,000 related to planned closures of two branches in November 2022.

➢	Data processing and telecommunications of $1,719,000 increased $244,000 from the third quarter 2021 total, including the impact of increases in software licensing and maintenance costs as well as costs related to enhancements of data management capabilities.

●	The income tax provision was $858,000, or 16.1% of pre-tax income for the third quarter 2022, down from $1,566,000, or 17.5% of pre-tax income for the third quarter 2021. The decrease in income tax provision reflected the decrease in pre-tax income of $3,652,000.

Nine Months Ended September 30, 2022 as Compared to Nine Months Ended September 30, 2021

Net income for the nine-month period ended September 30, 2022 was $18,839,000, or $1.21 per diluted share, while net income for the first nine months of 2021 was $23,246,000 or $1.46 per diluted share. Significant variances were as follows:

●	For the nine-month period ended September 30, 2022, net interest income of $60,836,000 was $2,613,000 higher than in the same period in 2021. Interest income from available-for-sale debt securities, on a fully taxable-equivalent basis, increased $2,883,000 in 2022 as compared to 2021, as the average balance (at amortized cost) of available-for-sale debt securities increased $192.7 million. Total interest and fees on loans increased $623,000 in 2022 as compared to 2021. Interest and fees on loans included $1,585,000 in 2022 and $35,000 in 2021 from repayments received on purchased credit impaired loans in excess of previous carrying amounts. Total interest and fees from PPP loans were $899,000 in 2022, a decrease of $3,987,000 from the 2021 total of $4,886,000. Accretion and amortization of purchase accounting adjustments had a net positive impact on net interest income of $1,347,000 in 2022 as compared to a net positive impact of $2,228,000 in 2021. Average outstanding loans decreased $6.9 million, including a reduction in average PPP loans of $106.2 million. Average loans, excluding PPP loans, were up $99.3 million (6.6%) in the first nine months of 2022 as compared to the first nine months of 2021. Average total deposits increased $68.6 million (3.6%) in comparing the first nine months of 2022 over the total for the first nine months of 2021.

●	For the first nine months of 2022, the provision for loan losses was $4,993,000, an increase in expense of $2,460,000 as compared to $2,533,000 recorded in the first nine months of 2021. The provision for the first nine months of 2022 includes $2,047,000 related to specific loans (net decrease in specific allowances on loans of $313,000 and net charge-offs of $2,360,000), an increase of $2,617,000 in the collectively determined portion of the allowance and a $329,000 increase in the unallocated portion. In comparison, the provision for loan losses in the first nine months of 2021 includes $1,176,000 related to specific loans (net charge-offs of $1,218,000 and a decrease in specific allowances on loans of $42,000), an increase of $1,271,000 in the collectively determined portion of the allowance and an $86,000 increase in the unallocated portion.

●	Noninterest income of $18,302,000 for the first nine months of 2022 decreased $1,139,000 from the total for the first nine months of 2021. Significant variances included the following:

➢	Net gains from sales of loans of $733,000 decreased $2,053,000 reflecting a reduction in volume of residential mortgage loans sold.

➢	Brokerage and insurance revenue of $1,784,000 increased $392,000, due to commissions on higher transaction volumes.

➢	Service charges on deposit accounts of $3,662,000 increased $325,000 as the volume of consumer and business overdraft and other activity increased partially offset by the impact of accrued refunds of $290,000 related to consumer overdraft fees.

➢	Loan servicing fees, net of $757,000 increased $210,000, reflecting growth in volume of residential mortgage loans sold with servicing retained. Further, the fair value of servicing rights increased $128,000 in 2022 as compared to a decrease of $9,000 in 2021 mainly due to changes in assumptions related to prepayments of mortgage loans.

➢	Other noninterest income totaled $2,666,000, a decrease of $171,000. Within this category, the fair value of a marketable equity security decreased $114,000 in 2022 as compared to a decrease of $19,000 in 2021.

●	Noninterest expense of $51,368,000 for the first nine months of 2022 increased $4,914,000 from the total for the first nine months of 2021. Significant variances included the following:

➢	Salaries and employee benefits of $31,698,000 increased $3,877,000, including an increase in base salaries expense of $2.8 million reflecting merit-based salary increases and an increase in number of personnel related to expansion of the Southcentral PA market with the opening of an office in Lancaster. Additional increases include an increase in health care expense of $665,000 due to higher claims on C&N’s partially self-insured plan, $227,000 due to a lower portion of payroll costs capitalized (added to the carrying value of loans) due to the high volume of PPP loans originated in 2021, and $204,000 related to payroll taxes. Decreases include a reduction in estimated cash and stock-based incentive compensation expense of $126,000 and severance expense of $248,000 in 2021 with no comparable amount in 2022.

➢	Data processing and telecommunications of $5,062,000 increased $720,000, including the impact of increases in software licensing and maintenance costs as well as costs related to enhancements of data management capabilities.

➢	Net occupancy and equipment expense of $4,217,000 increased $477,000, including computer supplies and repairs and maintenance related to IT and Digital departments and increases related to a new branch location in Lancaster, PA as well as accelerated depreciation expense of $205,000 related to planned closures of two branches in November 2022.

➢	Professional fees of $1,490,000 decreased $193,000, mainly due to decreases in recruiting services and PPP loan processing-related professional fees.

●	The income tax provision of $3,959,000, or 17.4% of pre-tax income for the nine months ended September 30, 2022 decreased $1,497,000 from $5,456,000, or 19.0% of pre-tax income for the nine months ended September 30, 2021. The lower provision in 2022 includes the impact of a reduction in pre-tax income. The lower effective tax rate in 2022 includes the impact of the $301,000 reduction in expense from the reversal of tax penalties being non-taxable.

Other Information:

Changes in other unaudited financial information are as follows:

●	Total assets amounted to $2,400,180,000 at September 30, 2022, down from $2,410,718,000 at June 30, 2022 and up from $2,354,896,000 at September 30, 2021.

●	Cash & due from banks totaled $64,044,000 at September 30, 2022, down from $69,187,000 at June 30, 2022 and $198,995,000 at September 30, 2021. The decrease in cash reflects the deployment of otherwise excess cash to available-for-sale securities and loans to enhance net interest income.

●	The amortized cost of available-for-sale debt securities decreased to $559,837,000 at September 30, 2022 from $572,794,000 at June 30, 2022 and increased from $429,883,000 at September 30, 2021. The fair value of available-for-sale debt securities at September 30, 2022 was lower than the amortized cost basis by $71,857,000, or 12.8%. In comparison, the aggregate unrealized loss position was $45,957,000 (8.0%) at June 30, 2022 and there was an unrealized gain of $7,974,000 (1.9%) at September 30, 2021. The unrealized decrease in fair value of the portfolio in 2022 has resulted from an increase in interest rates. Management reviewed the available-for-sale debt securities as of September 30, 2022 and concluded there were no credit-related declines in fair value and that the unrealized losses on all of the securities in an unrealized loss position are considered temporary.

●	Deferred tax asset, net totaled $22,327,000 at September 30, 2022, up from $16,331,000 at June 30, 2022 and $5,128,000 at September 30, 2021. The increase in the deferred tax asset, net included the impact of deferred tax on the unrealized loss on available-for-sale debt securities referred to above.

●	Net loans outstanding (excluding mortgage loans held for sale) were $1,674,076,000 at September 30, 2022, up 1.9% or 7.6% annualized from $1,643,057,000 at June 30, 2022 and up 7.1% from $1,563,008,000 at September 30, 2021. Loans outstanding, excluding PPP loans, totaled $1,688,211,000 at September 30, 2022, an increase of $36,859,000 (2.2%) from total loans excluding PPP loans at June 30, 2022 and an increase of $175,231,000 (11.6%) from total loans excluding PPP loans at September 30, 2021. In comparing outstanding balances at September 30, 2022 and 2021, total commercial loans were up $103.0 million (10.5%), reflecting a reduction in PPP loans of $60.7 million and an increase in other commercial loans of $163.7 million, total residential mortgage loans were higher by $11.1 million (1.9%) and total consumer loans were up $0.4 million (2.1%). The outstanding balance of residential mortgage loans originated and serviced by C&N that have been sold to third parties was $331.7 million at September 30, 2022, up $0.3 million (0.9%) from September 30, 2021.

●	Total nonperforming assets as a percentage of total assets was 0.87% at September 30, 2022, up from 0.62% at June 30, 2022 and down from 1.05% at September 30, 2021. Total nonperforming assets were $20.9 million at September 30, 2022, up from $14.8 million at June 30, 2022 and down from $24.6 million at September 30, 2021. Similarly, total impaired loans increased to $13.3 million at September 30, 2022 from $8.6 million at June 30, 2022 and decreased from $18.0 million at September 30, 2021. The increase in impaired loans and nonperforming assets at September 30, 2022 as compared to June 30, 2022 included the impact of classifying the commercial real estate secured loan referred to above with a carrying balance of $4.8 million net of charge-off at September 30, 2022 as impaired and nonperforming.

●	The allowance for loan losses was $16.2 million at September 30, 2022, or 0.96% of total loans as compared to $14.5 million or 0.88% of total loans at June 30, 2022 and $12.7 million or 0.81% of total loans at September 30, 2021. The increase in the allowance for loan losses at September 30, 2022 includes the impact of an increase in the collectively determined portion of the allowance due to several factors, including an increase in the net charge-off experience factor reflecting the $2,160,000 partial charge-off referred to above. In 2020 and 2019, C&N recorded performing loans purchased from other financial institutions at fair value. The calculations of fair value included discounts for credit losses, reflecting an estimate of the present value of credit losses based on market expectations. The total allowance for loan losses and the credit adjustment on purchased performing loans at September 30, 2022 was $18.3 million, or 1.08% of total loans receivable and the credit adjustment. The comparative ratios were 1.02% at June 30, 2022, and 1.05% at September 30, 2021.

●	Deposits totaled $2,039,595,000 at September 30, 2022, up 3.8% from $1,964,270,000 at June 30, 2022 and up 5.1% from $1,940,141,000 at September 30, 2021.

●	Borrowed funds, including Federal Home Loan Bank advances, repurchase agreements, senior notes and subordinated debt, totaled $97,249,000 at September 30, 2022, down from $166,119,000 at June 30, 2022 and up from $88,228,000 at September 30, 2021. Overnight Federal Home Loan Bank borrowings decreased to $0 at September 30, 2022 from $88.5 million at June 30, 2022.

●	Total stockholders’ equity was $238,789,000 at September 30, 2022, down from $258,619,000 at June 30, 2022 and $299,402,000 at September 30, 2021. Within stockholders’ equity, the portion of accumulated other comprehensive (loss) related to available-for-sale debt securities was ($56,766,000) at September 30, 2022 and ($36,307,000) at June 30, 2022, as compared to accumulated other comprehensive income of $6,300,000 at September 30, 2021. The decrease in stockholders’ equity at September 30, 2022 related to accumulated other comprehensive (loss) income from available-for-sale debt securities has been caused by recent, significant increases in interest rates. Accumulated other comprehensive income (loss) is excluded from C&N’s regulatory capital ratios.

●	In February 2021, C&N amended its existing treasury stock repurchase program. Under the amended program, C&N is authorized to repurchase up to 1,000,000 shares of the Corporation’s common stock, or 6.25% of the Corporation’s issued and outstanding shares at February 18, 2021. In the third quarter 2022, 10,269 shares were repurchased for a total cost of $246,000, at an average price of $23.97 per share. Cumulatively through September 30, 2022, 674,700 shares have been repurchased for a total cost of $16,586,000, at an average price of $24.58 per share.

●	Citizens & Northern Bank is subject to various regulatory capital requirements. At September 30, 2022, Citizens & Northern Bank maintains regulatory capital ratios that exceed all capital adequacy requirements. Management expects the Bank to remain well-capitalized for the foreseeable future.

●	Trust assets under management by C&N’s Wealth Management Group amounted to $1,003,785,000 at September 30, 2022, down 4.9% from $1,055,290,000 at June 30, 2022 and 15.2% from $1,183,900,000 at September 30, 2021. Fluctuations in values of assets under management reflect the impact of recent high market volatility.

●	Under U.S. GAAP, interest income on tax-exempt securities and loans are reported at their nominal amounts, with the tax benefit accounted for as a reduction in the income tax provision. The Corporation presents certain analyses and ratios with net interest income determined on a fully taxable-equivalent basis, which are non-GAAP financial measures as presented. The Corporation believes presentation of net interest income on a fully taxable-equivalent basis provides investors with meaningful information for purposes of comparing the returns on tax-exempt securities and loans with returns on taxable securities and loans. The excess of net interest income on a fully taxable-equivalent basis over the amounts reported under U.S. GAAP were $309,000, $312,000, and $292,000 for the third quarter 2022, second quarter 2022 and third quarter 2021, respectively. The excess of net interest income over the amounts reported under U.S. GAAP were $923,000 for the nine months ended September 30, 2022 and $833,000 for the nine months ended September 30, 2021.

Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank, headquartered in Wellsboro, Pennsylvania which operates 31 banking offices located in Bradford, Bucks, Cameron, Chester, Lycoming, McKean, Potter, Sullivan, Tioga, York and Lancaster Counties in Pennsylvania and Steuben County in New York, as well as a loan production office in Elmira, New York. Citizens & Northern Corporation trades on NASDAQ under the symbol “CZNC.” For more information about Citizens & Northern Bank and Citizens & Northern Corporation, visit www.cnbankpa.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; C&N’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses; the effect of the novel coronavirus (COVID-19) and related events; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in C&N’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; information security breach or other technology difficulties or failures; changes in accounting principles, or the application of generally accepted accounting principles; and failure to achieve merger-related synergies and difficulties in integrating the business and operations of acquired institutions. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.